Exhibit 7

Zix Corporation

2711 North Haskell Avenue, Suite 2300

Dallas, Texas 75204

STRICTLY CONFIDENTIAL

August 12, 2021

Open Text Corporation

275 Frank Tompa Drive

Waterloo, ON

N2L 0A1

Attention: Gordon Davies, EVP, CLO & Corporate Development

Ladies and Gentlemen:

1.

Evaluation Material; Representatives. (a) In connection with Open Text Corporation’s (“you” or “your”) consideration of a possible transaction involving Zix Corporation (together with its subsidiaries and affiliates, the “Company,” and such transaction, the “Transaction”), each of the parties (the “Disclosing Party”) anticipates providing the other (the “Receiving Party”) have requested information concerning the Disclosing Party. As a condition to the Receiving Party being furnished such information, the Receiving Party agrees to treat any information concerning the Disclosing Party (whether prepared by the Disclosing Party, its advisors or otherwise) which is furnished to the Receiving Party by or on behalf of the Disclosing Party and all information derived therefrom including, without limitation, summaries, analyses, extracts, digests, notes and other documents reflecting such information, or any conversations with management or other representatives of the Disclosing Party describing or relating thereto (collectively referred to herein as “Evaluation Material”) in accordance with the provisions of this agreement (the “Agreement”) and to take or abstain from taking certain other actions herein set forth.

(b) The Evaluation Material does not include information which (i) is already in the Receiving Party’s possession or the possession of its members, directors, officers, employees, agents, advisors or any of the representatives or agents thereof (collectively, your “Representatives”) on a non-confidential basis and for which no confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party is known by the Receiving Party or its Representatives to exist, or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source not known by the Receiving Party or its Representatives to be subject to a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party, (ii) becomes generally available to the public other than as a result of disclosure by the Receiving Party or its Representatives in violation of this Agreement, or (iii) is independently developed by the Receiving Party without reference to the Evaluation Material.

(c) The Receiving Party recognizes and acknowledges the competitive value of the Evaluation Material and the damage that could result from a breach of this Agreement. Accordingly, the Receiving Party agrees that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction, and that such information will be kept strictly confidential by the Receiving Party in accordance with the terms hereof; provided, however, that (i) such information may be disclosed to those of the Receiving Party’s Representatives who need to know such information for the purpose of evaluating any such possible Transaction (it being understood that such Representatives shall be instructed to treat such information confidentially) and (ii) any disclosure of such information may be made to which the Disclosing Party has given its prior written consent. The Receiving Party agrees to be responsible for any breach of this Agreement by its Representatives. The Disclosing Party or its Representatives may designate selected Evaluation Material solely for disclosure to a limited number of the Receiving Party’s Representatives that are specified by the Disclosing Party (“Highly Confidential Information”), and the Receiving Party agrees that such Highly Confidential Information shall not be disclosed by such Representatives to other of the Receiving Party’s Representatives, except to the extent, and in a form, reasonably agreed upon by the Disclosing Party.

(d) You represent and warrant that in considering a possible Transaction and reviewing the Evaluation Material, you are acting solely on your own behalf and not as part of a group with any unaffiliated parties. You represent and warrant that you have not entered into any exclusivity arrangements with any potential providers of debt or related financing for a possible Transaction that would expressly preclude such providers from providing debt or related financing to any other parties proposing to enter into a transaction with the Company reasonably comparable to the Transaction. You agree that, without the prior written consent of the Company, you will not, directly or indirectly, (i) enter into any agreement, arrangement or understanding, or have any discussions that may lead to such agreement, arrangement or understanding with, or (ii) disclose any Evaluation Material or make any communications otherwise prohibited by paragraph 4 of this Agreement to, any potential joint bidder, co-investor or equity investor, regarding a possible Transaction; provided that you may enter into agreements or arrangements with your advisors regarding their services in connection with your evaluation of a possible Transaction. The foregoing consent requirements shall not apply to actions taken by you that are not prohibited by Section 3(b) below.

2.

Unauthorized Use of Evaluation Material; Subpoena or Court Order. If the Receiving Party discovers any unauthorized disclosure or use of Evaluation Material by the Receiving Party or its Representatives, the Receiving Party agrees to notify the Disclosing Party promptly of any such unauthorized use. In connection therewith, in addition to seeking monetary damages, the Disclosing Party shall have the right to seek a temporary restraining order and/or injunctive relief from any court in equity to halt or prevent the further dissemination or use of such Evaluation Material. In the event that the Receiving Party or its Representatives are requested or legally required (by law, rule, regulation or oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Evaluation Material, it is agreed that the Receiving Party will, to the extent permitted by law and practicable, (i) provide the Disclosing Party with prompt notice of such request(s) and the documents requested so that the Disclosing Party may seek, at its sole cost, an appropriate protective order and/or waive the Receiving Party’s compliance with the provisions of this Agreement and (ii) use reasonable best efforts to cooperate with the Disclosing Partyin taking legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Receiving Party or its Representatives are nonetheless legally compelled to disclose any of the Evaluation Material, the Receiving Party shall give the Disclosing Party written notice of the Evaluation Material to be so disclosed as far in advance of its disclosure as is practicable, shall furnish only that portion of the Evaluation Material which is legally required to be furnished in the opinion of the Receiving Party’s counsel, and shall use reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Evaluation Material.

3.

Return of Evaluation Materials; Standstill; Nonsolicitation of Employees. (a) In the event that either party does not proceed with the Transaction which is the subject of this Agreement within a reasonable period or upon the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly (to the extent permitted by law) destroy or deliver to the Disclosing Party Company all written Evaluation Material and destroy any other written material containing or reflecting any information in the Evaluation Material (such destruction to be certified in writing by a duly authorized officer, if requested by the Disclosing Party in writing), provided that this Agreement shall not require the Receiving Party or its Representatives to alter or destroy backup tapes or other media containing Evaluation Material made in the ordinary course of business pursuant to automated archival processes or in accordance with its document retention policies. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

(b) For a period of twelve (12) months from the date hereof, without the Company’s prior written consent, you shall not and shall cause each of your Representatives not to, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, any securities, or direct or indirect rights to acquire any securities or property of the Company, or propose (or request permission to propose) or make any offer for any transaction involving the Company or its securities (other than purchases of products or services in the ordinary course of business), in each case representing more than five 5% of the outstanding securities of any class of the Company or more than 20% of the assets or other property of the Company, (b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities of the Company or any subsidiary thereof, (c) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, reorganization, tender or exchange offer or other similar extraordinary transaction involving another person or entity or any of its securities or assets, (d) form, join or in any way participate in a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise act alone or in concert with others to seek to control or influence the management, board of directors, policies or affairs of the Company, (e) make any public request to directly or indirectly waive or amend any provision of this Agreement (including this sentence), (f) disclose any intention, plan or arrangement inconsistent with any of the foregoing or advise, assist, encourage or direct any third party to do any of the foregoing, or (g) take any action that, in the reasonable judgment of the Company, may require public announcement or disclosure by the Company regarding any of the events in this Section 3(b). The foregoing sentence shall not prohibit activities of your Representatives that are financial institutions or outside professional advisors in the ordinary course of their respective businesses which would otherwise violate such sentence (“permitted activities”) provided that (i) appropriate “information barriers” are established between individuals who are working on behalf of such Representatives to whom Evaluation Material is disclosed hereunder and those individuals who engage in permitted activities which will prevent Evaluation Material from being disclosed to such individuals, (ii) such permitted activities are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, and (iii) the individuals engaging in permitted activities are not acting at the direction or with the prior knowledge of any individual working on behalf of your Representatives to whom Evaluation Material has been disclosed hereunder. As used in this Agreement, the term “securities” shall mean any securities of the Company and any direct or indirect warrants, rights or options to acquire securities of the Company. The foregoing provisions of this Section 3(b) that prohibit you from taking the actions described herein with respect to the Company shall be inoperative and of no force and effect if, at any time after the date of this Agreement, (i) the Company enters into a definitive agreement providing for a Combination (as defined below) or the Company redeems any rights under, or modifies or agrees to modify, a shareholder rights plan to facilitate any Combination, (ii) a tender or exchange offer which, if consummated, would constitute a Combination, is made by a third party for securities of the Company, (iii) any other person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) enters into an agreement or commences a proxy solicitation in which the person or “group” would, if successful, elect or acquire the ability to elect a majority of the Board of Directors of the Company. A “Combination” shall mean a transaction in which (A) a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires, directly or indirectly, securities representing 30% or more of the voting power of the outstanding securities of the Company or assets or properties constituting 30% or more of the assets or properties of the Company and its subsidiaries (taken as a whole) or (B) in any case not covered by (A), (i) the Company issues securities representing 30% or more of its total voting power, including in the case of (A) and (B), by way of a merger or other business combination with the Company or any of its subsidiaries or (ii) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own more than 30% of the voting power of securities of the resulting entity.

(c) During the twelve month period commencing on the date discussions regarding a possible Transaction between the parties cease, you will not, and will not permit your subsidiaries to, during such period, directly or indirectly solicit to employ any person who, at any time during such period, was an executive-level employee of the Company or any of its subsidiaries, or any direct reports of such executive-level employee, with whom you were first introduced in connection with your evaluation of the Transaction without obtaining the prior written consent of the Company; provided that you and your subsidiaries shall not be prohibited from employing any employee of the Company or any of its subsidiaries who (i) initiates discussions regarding employment with you or your subsidiaries (A) without any solicitation or encouragement by you or your subsidiaries or (B) in response to a general solicitation of employment not specifically directed at such executive-level employees of the Company or its subsidiaries, or any direct reports of such executive level employees, or (ii) has been terminated from employment by the Company or its subsidiaries prior to commencement of employment discussions between you and your subsidiaries and such employee. The parties agree that it shall not be considered a breach of this paragraph to the extent that you or your Representatives solicits or hires any such employees without direction, input or receipt of any information of any kind with respect to such employees from you or any of your Representatives that has received Evaluation Material.

4.

Communications. (a) Without the other party’s prior written consent, neither party nor any of its Representatives shall disclose to any person (other than its Representatives and as required by law) (i) that Evaluation Materials have been made available to the other party and/or its Representatives or that the other party or its Representatives have reviewed or inspected any portion of the Evaluation Materials, (ii) the fact that discussions or negotiations are taking or have taken place concerning a possible Transaction or any of the terms thereof, or (iii) conditions or other facts with respect to any such possible Transaction, including the status thereof. Such restrictions shall expire upon the earliest of (A) execution of a definitive agreement for a Transaction between you and the Company, (B) completion of an acquisition of the Company by a third party, or (C) two years from the date of this Agreement.

(b) Without the prior written consent of the Company, neither you nor your Representatives will directly or indirectly contact any third party with whom the Company is known or should be known by you (or your Representatives who have knowledge of a Transaction) to have a business or other relationship (including any employee, supplier or creditor of the Company) regarding the Transaction other than contact in the ordinary course of business.

(c) You agree that, unless directed otherwise by the Company, all (i) communications regarding a possible Transaction, (ii) requests for consents and other communications contemplated by this Agreement, (iii) requests for additional information, (iv) requests for facility tours or management meetings, and (v) discussions or questions regarding procedures, will be submitted or directed only to Citigroup Global Markets, Inc., financial advisor to the Company.

5.

Securities Laws. Each party acknowledges that it is aware and that it will advise its Representatives who are informed of the matters that are the subject of this Agreement, that the United States securities laws restrict persons with material non-public information about a company from purchasing or selling securities of such company or from communicating such information to a third party under circumstances in which it is reasonably foreseeable that such third party is likely to purchase or sell such securities in reliance upon such information. Each party agrees that it will not use or cause any other person to use, and that it will use reasonable efforts to assure that none of its Representatives will use or cause any other person to use, any Evaluation Material in contravention of the United States securities laws.

6.

No Representations by Company; Remedies. Each party acknowledges, on behalf of itself and its Representatives, that neither the other partynor any of its representatives or advisors makes any representations or warranties, express or implied, as to the accuracy or completeness of the Evaluation Material, that neither the other party nor its representatives or advisors shall have any liability whatsoever to such partyor its Representatives or any other person as a result of the use of the Evaluation Material or any errors therein or omissions therefrom and that such party and its Representatives shall assume full responsibility for all conclusions derived from the Evaluation Material. You acknowledge and agree, on behalf of yourself and your Representatives, that (i) the Company and its representatives are free to conduct the process leading up to a possible Transaction as the Company and its representatives, in the Company’s sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person, or by terminating the process at any time), and (ii) the Company reserves the right, in its sole discretion, to change the procedures relating to the Company’s consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, provided that nothing in this Agreement shall preclude you from making confidential proposals to the CEO of the Company or the Board of Directors of the Company. You agree that unless and until a definitive agreement between the Company and you with respect to any transaction contemplated by this Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein, and until a definitive agreement is executed either party may, in its sole discretion, terminate discussion and negotiations at any time. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by the

Receiving Party or its Representatives and that the Disclosing Party shall be entitled, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final judgment that a party has breached this Agreement, then such non-breaching party shall be entitled to seek reimbursement for reasonable legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

7.

Privilege. You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Evaluation Material. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Evaluation Material pursuant to this Agreement. The parties (a) share a common legal and commercial interest in such Evaluation Material, (b) are or may become joint defendants in proceedings to which such Evaluation Material relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Evaluation Material relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Evaluation Material pursuant to this Agreement.

8.

Governing Law. (a) The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). You irrevocably submit to the jurisdiction of the Delaware Chancery Court (and if such court shall be unavailable, any court of the State of Delaware or the United States District Court for the State of Delaware) for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against you and (i) irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that you have acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, you waive, to the fullest extent permitted by law, such immunity and (iii) agree not to commence any action, suit or proceeding relating to this Agreement except in such court.

(b) You waive, and agree not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (i) you are not personally subject to the jurisdiction of any such court, (ii) you are immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to you or your property or (iii) any such suit, action or proceeding is brought in an inconvenient forum.

(c) Each party agrees to waive to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Transaction or any other matter contemplated by this Agreement.

9.

Termination of Agreement. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

10.

Entire Agreement; Amendments. This Agreement represents the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Company and you expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.	Captions. The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

12.

Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

13.	Term. Unless otherwise specifically provided herein, the obligations of the parties hereunder shall continue until the second (2nd) anniversary of the date hereof.

14.

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail or facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below (or to such other address that may be designated by a Party from time to time in accordance with this Section).

If to the Company, to:

Zix Corporation

2711 North Haskell Avenue, Suite 2300

Dallas, TX 75204

Attention: Noah Webster, Chief Legal Officer

Facsimile: (214) 515-7385

Email: nwebster@zixcorp.com

If to you, to:

Open Text Corporation

275 Frank Tompa Drive

Waterloo, ON

N2L 0A1

Attention: Gordon Davies, EVP, CLO and Corporate Development

Facsimile: (226) 315-0963

Email: gdavies@opentext.com

15.

No Transfer of Rights. The Company hereby retains its entire right, title and interest, including all intellectual property rights, in and to all Evaluation Material. Any disclosure of such Evaluation Material hereunder shall not be construed as an assignment, grant, option, license or other transfer of any such right, title or interest whatsoever to you or any of your Representatives.

16.

Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ZIX CORPORATION

By:	/s/ Noah F. Webster
Name:	Noah F. Webster
Title:	CLO

Accepted and agreed to as of the date set forth above:

OPEN TEXT CORPORATION

By:	/s/ Gordon Davies
Name: Gordon Davies
Title: EVP, CLO & Corporate Development